Exhibit 11 Computation of Per Share Earnings Milacron Inc. and Subsidiaries (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

(In thousands, except per share amounts)	2002	2001	2002	2001

Loss from continuing operations	$(9,204)	$(777)	$(18,822)	$(446)
Earnings (loss) from discontinued operations	(21,889)	1,868	(25,373)	5,045

Net earnings (loss)	(31,093)	1,091	(44,195)	4,599
Less preferred dividends	(60)	(60)	(120)	(120)

Net earnings (loss) available to common shareholders	$(31,153)	$1,031	$(44,315)	$4,479

Basic earnings (loss) per share:
Weighted-average common shares outstanding	33,484	33,185	33,442	33,205

Per share amount:
Continuing operations	$(.28)	$(.03)	$(.57)	$(.02)
Discontinued operations	(.65)	.06	(.75)	.15

Net earnings (loss)	$(.93)	$.03	$(1.32)	$.13

Diluted earnings (loss) per share:
Weighted-average common share outstanding (a)	33,484	33,185	33,442	33,205

Per share amount:
Continuing operations	$(.28)	$(.03)	$(.57)	$(.02)
Discontinued operations	(.65)	.06	(.75)	.15

Net earnings (loss)	$(.93)	$.03	$(1.32)	$.13

Note:	This computation is required by Regulation S-K, Item 601, and is filed as an exhibit under Item 6 of Form 10-Q.

(a)	Potentially dilutive stock options and restricted shares are excluded because their inclusion would result in a smaller loss per common share.

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